MUNIYIELD CALIFORNIA FUND, INC.

FILE # 811-6499

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
12/15/2005	Los Angeles Dept of Water and Power 5.00% 7/1/35	616,895,000	3,100,000	Goldman Sachs JP Morgan Merrill Lynch E.J. De La Rosa Lehman Brothers Siebert Brandford Shank
1/12/2006	Sacramento CA MUD	300,375,000	16,000,000	Goldman Sachs Bear Stearns Merrill Lynch Morgan Stanley E.J. De La Rosa M.R. Beal Ramirez & Co.
4/5/2006	Bay Area Toll Auth	1,149,205,000	3,500,000

Citigroup Global Markets

JP Morgan

Merrill Lynch

Morgan Stanley

Stone & Youngberg

Banc of America

Bear Stearns

E.J. De La Rosa

First Albany Capital

Goldman Sachs

Lehman Brothers

Siebert Brandford Shank